Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group, Inc. Declares Quarterly Dividend

McKinney, Texas, November 6, 2013 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.06 per share of common stock. The dividend will be payable on November 27, 2013 to stockholders of record as of the close of business on November 18, 2013.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 29 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of September 30, 2013, Independent Bank Group had total assets of $1.955 billion, total loans of $1.542 billion and total deposits of $1.541 billion.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@independent-bank.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@independent-bank.com

Media:

Eileen Ponce Marketing Director (469) 742-9437 eponce@independent-bank.com Source: Independent Bank Group, Inc.